EXHIBIT 1


                   INSURANCE HOLDING COMPANY SYSTEM REPORTING


                       NOTICE OF DISCLAIMER OF AFFILIATION

             Filed with the Office of the Commissioner of Insurance,
                               State of Wisconsin

                                       By

                               Cobalt Corporation
                               ------------------


On behalf of:

Name                                                    Address
----                                                    -------

Cobalt Corporation and                                  401 West Michigan Street
Blue Cross & Blue Shield United of Wisconsin            Milwaukee, WI 53203


Date: November 22, 2002

Name, title, address and telephone number of individual to whom notices and correspondence concerning this statement should be addressed:

                                 Gail L. Hanson
                               Cobalt Corporation
                            401 West Michigan Street
                               Milwaukee, WI 53203
                              Phone: (414) 226-6201
                               Fax: (414) 226-6229

                                 With a copy to:
                                Joseph C. Branch
                                 Foley & Lardner
                            777 East Wisconsin Avenue
                               Milwaukee, WI 53203
                              Phone: (414) 297-5837
                               Fax: (414) 297-4900

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ITEM 1. IDENTITY OF PARTIES

Information for each of the parties:

       (a)    Entities Disclaiming Presumed Control:

              Blue Cross & Blue Shield United of Wisconsin, a Wisconsin domiciled stock insurance company ("BCBSUW")

              Cobalt Corporation, a Wisconsin business corporation which is publicly traded on the New York Stock Exchange ("Cobalt") /1

       (b) The home office and principal executive office address for each of BCBSUW and Cobalt is:

                  401 West Michigan Street
                  Milwaukee, WI 53203

       (c)    Entities Subject to the Presumed Control:

              American Medical Security Group, Inc., a Wisconsin business corporation which is publicly traded on the New York Stock Exchange ("AMS")

              United Wisconsin Life Insurance Company, a Wisconsin domiciled stock insurance company ("UWLIC")

       (d) The home office and principal executive office address for each of AMS and UWLIC is:

                  3100 AMS Boulevard
                  Green Bay, WI  54313




---------------------------
       1 Wisconsin United for Health Foundation, Inc., a Wisconsin non-stock corporation ("Foundation"), beneficially owns 31,313,390 shares of Cobalt common stock, which comprises over 75% of the issued and outstanding shares of Cobalt common stock. However, the Cobalt shares beneficially owned by the Foundation are held subject to the terms of a Voting Trust and Divestiture Agreement ("Voting Trust"), which restricts the rights of the Foundation to vote its shares or otherwise exercise control over the operations of Cobalt or any of its subsidiaries. Under the Voting Trust, the Foundation Board is granted the authority to direct the vote of its holdings only if Cobalt is subject to a change of control transaction (i.e., an acquisition involving over 50% of the outstanding capital stock of Cobalt). In all other circumstances, the Foundation's shares are required to be voted as directed by the Cobalt Board of Directors. Other than in connection with a proposed change of control of Cobalt, the Foundation does not have the right to direct Cobalt's management or otherwise control the operations of Cobalt or its subsidiaries. As such, the Foundation has not been included in this filing as an entity disclaiming affiliation with AMS.

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

       (e)    Organizational relationships:

              BCBSUW is a wholly owned subsidiary of Cobalt. As of October 31, 2002, BCBSUW owns approximately 11.9% of all of the issued and outstanding common stock of AMS. UWLIC is a wholly owned, downstream subsidiary of AMS. An organizational chart reflecting the Cobalt insurance holding company system and its ownership relationship to the AMS insurance holding company system is attached.

ITEM 2. RATIONALE FOR DISCLAIMER OF AFFILIATION

       This filing provides notice on behalf of Cobalt and BCBSUW (together, referred to hereinafter as "Cobalt") to formally disclaim their affiliation with AMS, and to rebut Cobalt's presumed indirect control over certain downstream operating insurance subsidiaries of AMS including United Wisconsin Life Insurance Company, a Wisconsin domiciled life and health insurer ("UWLIC").

       Under Wisconsin's Insurance Code, "control" is defined to mean:

              "the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract, by common management or otherwise. . . . There is a rebuttable presumption of control if a person directly or indirectly owns, holds with the power to vote or holds proxies to vote more than
              10% of the voting securities of another person . . . ." Wis. Stat.
              s. 600.03(13).

       Because Cobalt owns in excess of 10% of the voting securities of AMS, Cobalt is presumed to indirectly control AMS and UWLIC for purposes of insurance holding company act regulation. However, the facts and circumstances involving Cobalt's ownership of AMS common stock demonstrate that Cobalt does not possess the power to direct or cause the direction of management and policies of AMS or UWLIC, and therefore the presumption of control is rebutted.

       While Wisconsin laws and regulations do not set forth a formal procedure for disclaiming affiliation or rebutting the presumption of control, the definition of "control" specifically contemplates an entity taking affirmative action to rebut its presumed control. In the absence of specific guidance under Wisconsin law, Cobalt has adopted the form and required substance of the disclaimer of affiliation notice contemplated under the NAIC Model Insurance Holding Company Act and related Regulation. Accordingly, the following rationale is hereby submitted by Cobalt in support of its notice of disclaimer of affiliation from AMS and UWLIC:

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

       (1) The number of authorized, issued and outstanding voting securities of AMS:

              As of October 31, 2002, AMS reported that 12,889,898 shares of its common stock, no par value ("AMS stock"), were issued and outstanding.

       (2) With respect to the person whose control is denied and all affiliates of such person, the number and percentage of shares of AMS' voting securities which are held of record or known to be beneficially owned, and the number of shares concerning which there is a right to acquire, directly or indirectly:

              As of October 31, 2002, Cobalt owned 1,531,175 shares of AMS stock, comprising approximately 11.9% of the issued and outstanding AMS shares. Cobalt has expressly agreed not to acquire any further shares of AMS stock.

       (3) All material relationships and bases for affiliation between AMS and the person whose control is denied and all affiliates of such person:

              A copy of the organizational chart for the Cobalt Corporation holding company system is attached as of October 31, 2002.

       (4) A statement explaining why Cobalt should not be considered to control AMS and indirectly UWLIC.

              Numerous factors demonstrate Cobalt's lack of control over AMS and indirectly UWLIC:

              o AMS is a publicly held corporation with approximately 88% of its issued and outstanding shares held by public shareholders other than Cobalt or its affiliates.

              o AMS does not seek or accept input from Cobalt on the management of its day to day operations or strategic direction.

              o AMS does not typically divulge material, non-public information to Cobalt or seek its input on shareholder matters beyond that sought of all shareholders.

              o There are no common officers or directors of AMS and Cobalt.

              o AMS and UWLIC maintain totally separate offices, personnel, information systems and other assets used in their operations from those used by Cobalt and BCBSUW.

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

              o Pursuant to a Stock Purchase Agreement among Cobalt, BCBSUW and AMS, dated March 19, 2002 ("Purchase Agreement"), Cobalt and BCBSUW contractually agreed not to influence any control over AMS even though Cobalt owned in excess of 10% of AMS' issued and outstanding common stock. As such, any relationship of affiliation between Cobalt and AMS was effectively severed at least as early as March 19, 2002. An overview of the restrictive terms of the Purchase Agreement, a copy of which is attached, follows.

                     AMS Board Representation and Standstill

                     As consideration for its agreement on certain negative covenants, Cobalt was accorded limited rights to marginal representation on the 14 person AMS board of directors. For so long as Cobalt owns 20% or more of the issued and outstanding AMS shares, it will have the continuing right to appoint two nominees for the AMS Board. For so long as Cobalt owns 10% or more of the issued and outstanding AMS shares, it will have the continuing right to appoint one nominee for the AMS Board. Since Cobalt currently owns approximately 11.9% of the issued and outstanding AMS shares, it presently only has the right to appoint one nominee on the 14 person AMS Board.

                     Although Cobalt initially was able to appoint two directors to serve on the AMS Board as a result of the Purchase Agreement, the resignation of one director was given effect automatically upon Cobalt owning less than 20% of the issued and outstanding AMS shares. The remaining director, which is not in any way affiliated with or responsible to Cobalt, will also be subject to automatic resignation upon Cobalt owning less than 10% of the issued and outstanding AMS shares.

                     For so long as Cobalt has representation on the AMS Board, Cobalt, BCBSUW and their respective directors, officers and affiliates are required to refrain from taking certain actions relative to AMS. Those prohibited actions include, among other things, (i) purchasing or acquiring more AMS shares; (ii) directly or indirectly participating in a solicitation, or encouraging other shareholders to vote, for the election of directors to the AMS Board in opposition to the AMS nominees, or in favor of any shareholder proposals; (iii) making certain statements critical of AMS management regarding extraordinary AMS transactions; (iv) otherwise acting to influence or control AMS; and (v) seeking representation on the AMS Board other than in accordance with the Purchase Agreement. Additionally, for so long as Cobalt has representation on the AMS Board, Cobalt is required to vote its remaining AMS shares in favor of the AMS Board nominees.

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                     Except for the restrictions on seeking Board representation
                     (which in any case survive until at least December 31, 2003), the foregoing restrictions may be terminated by Cobalt at any time upon thirty days' prior notice after December 31, 2002; however, immediately upon giving such notice, any Cobalt-appointed directors serving on the AMS Board will be forced to resign. Further, while the standstill provisions may be terminated, Cobalt does not have any plans to acquire any further shares of AMS stock. Rather, Cobalt has publicly announced that it is not holding its investment in AMS as a long term investment and intends to continue to divest its holdings in AMS opportunistically as it has throughout calendar year 2002 (during which time Cobalt has reduced its holdings in AMS stock from approximately 6.3 million shares to its current holdings of approximately 1.5 million shares).

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

SIGNATURE AND CERTIFICATION

       Pursuant to the requirements of Ch. Ins 40, Wis. Adm. Code, Cobalt Corporation has caused this notice to be duly signed on its behalf in the City of Milwaukee and State of Wisconsin on the 22nd day of November, 2002.

                                                     Cobalt Corporation


                                                     By: /s/ Stephen E. Bablitch
                                                         -----------------------
                                                     Name:  Stephen E. Bablitch
                                                     Title: President



Attest:

 /s/ Gail L. Hanson
-------------------------------------
Name:    Gail L. Hanson
Title:   Chief Financial Officer


       The undersigned deposes and says that he has duly executed the attached notice dated November __, 2002, for and on behalf of Cobalt Corporation; and that he is the President and that he is authorized to execute and file such instrument. Deponent further says that he is familiar with such instrument and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.


                                                     /s/ Stephen E. Bablitch
                                                     ---------------------------
                                                     Name:  Stephen E. Bablitch

Subscribed and sworn to this
22nd day of November, 2002.

 /s/ Lana K. Hertel
-------------------------------------
Notary Public
My commission expires May 4, 2003
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